Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Dynamics Corporation Audit Committee
General Dynamics Corporation 401(k) Plan for Represented Employees:

We consent to the incorporation by reference in the registration statement (Nos. 333-101634, 333-107901, 333-116071, 333-139518, 333-159038, 333-159045, 333-181124, 333-186575 and 333-186578) on Form S-8 of General Dynamics Corporation of our report dated June 25, 2015, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan for Represented Employees as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the supplemental schedules - Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2014 and Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the General Dynamics Corporation 401(k) Plan for Represented Employees.

/s/ KPMG LLP

McLean, VA
June 25, 2015